CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 12, 2005 relating to the financial statements and financial highlights which appear in the May 31, 2005 Annual Reports to Shareholders of the T. Rowe Price Reserve Investment Fund and T. Rowe Price Government Reserve Investment Fund (comprising T. Rowe Price Reserve Investment Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 26, 2005